Exhibit 99.1

On Track Innovations Ltd. Reports Third Quarter 2018 Financial Results

Third Quarter Revenues Increase 39% to $6.5 Million; Debt Reduced by 89% to $0.5 Million

Rosh Pina, Israel – November 7, 2018 – On Track Innovations Ltd. (OTI) (NASDAQ: OTIV) (the “Company” or “OTI”), a global provider of near field communication (NFC) and cashless payment solutions, has provided a business update and announced financial results for the third quarter ended September 30, 2018.

Operational Updates:

•	OTI delivered a total of more than 3,000 advanced payment systems to Japan.
•	OTI delivered approximately 8,000 advanced contactless readers to the widespread Russian retail self-service market.
•	The Company received the MIR National Card Payment System organization certification, a key component of effectively penetrating the strategic Russian unattended payment market.
•	In August, Apriva released a white paper affirming its ongoing partnership with OTI for deploying next generation self-serve and vending technologies, enabling OTI to offer merchants a pre-certified, off-the-shelf EMV solution for self-service kiosks.
•	In October, OTI was granted the Interbank Network Interac certification, allowing Canadian businesses to integrate OTI’s secure cashless payment solutions into vending machines, kiosks and other unattended devices throughout the significant Canadian market.

Management Commentary

“I am pleased to announce another quarter of continued operational execution, highlighted by our robust sequential and year-over-year revenue growth,” said Shlomi Cohen, Chief Executive Officer of On Track Innovations. “The third quarter revenue of $6.5 million represents the highest third quarter revenue achieved since 2013. We continued to make notable progress on several key fronts, primarily through successful sales efforts in Japan and the United States.

“Alongside success in our existing markets, we continued to expand our efforts to new international markets – as evidenced through the granting of the MIR certification in Russia, where we delivered almost 8,000 advanced contactless readers in the third quarter, as well as the Interac certification in Canada. Both of these certifications are crucial to successfully operating in these countries, allowing our sales team to now focus their efforts on well-suited opportunities abroad.

“We also experienced our fourth consecutive quarter of positive adjusted EBITDA while expanding our recurring revenue base by 19% on an absolute dollar basis to $1.5 million per quarter, compared to $1.2 million in same year ago period. We also reduced our debt by 89% in the quarter when compared to the prior quarter, with total debt now standing at just $0.5 million.

“Our ability to maintain a significant technological advantage over the competition while diligently managing our expenses has positioned us well for continued revenue growth and shareholder value creation over the long-term,” concluded Cohen.

Q3 2018 Financial Highlights

•	Total revenue in the third quarter of 2018 increased 39% to $6.5 million, compared to $4.7 million in the same year-ago period.
•	Recurring revenues, on an absolute dollar basis, increased by 19% to $1.5 million, compared to $1.2 million in the same year-ago period.
•	Gross profit in the third quarter of 2018 was $3.4 million, or 53% of revenues, compared to $2.5 million, or 53% of revenues, in the same year-ago period.
•	Net loss from continuing operations in the third quarter of 2018 was $158,000, or $(0.00) per share, compared to a net loss from continuing operations of $573,000, or ($0.01) per share, in the same year-ago period.
•	Adjusted EBITDA in the third quarter of 2018 was $362,000, compared with adjusted EBITDA loss of $74,000 in the same year-ago period.
•	Cash, cash equivalents and short-term investments at September 30, 2018 totaled $5.9 million, compared to $8.8 million at June 30, 2018 and $8.7 million at September 30, 2017. Debt at the end of the third quarter of 2018 decreased by 89% to $0.5 million, compared to $4.5 million at the end of the second quarter of 2018.

Conference Call

Management will host an investor conference call at 9:00 a.m. EST on November 7, 2018, to discuss OTI’s third quarter 2018 financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Date: Wednesday, November 7, 2018

Time: 9:00 a.m. Eastern Standard Time (6:00 a.m. Pacific Standard Time)

U.S. Dial-in: 1-888-317-6002

International Dial-in: 1-412-317-5245

Webcast: https://www.webcaster4.com/Webcast/Page/1720/27970

Please dial in at least 10 minutes before the start of the call and request to join the “On Track Innovations Q3 2018 Earnings Conference Call” to ensure timely participation.

The conference call will be available for replay by clicking here and via the investor relations section of the company’s website.

Use of Non-GAAP Financial Information

This press release contains certain non-GAAP measures, namely, adjusted EBITDA from continuing operations, or adjusted earnings from continuing operations before interest, income tax, depreciation and amortization. Adjusted EBITDA from continuing operations represents earnings before interest or financing expenses, income tax, depreciation and amortization, and further eliminates the effect of stock-based compensation expense and other expenses. OTI believes that adjusted EBITDA from continuing operations should be considered in evaluating the Company’s operations since it provides a clear indication of the Company’s operating results. This measure should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for the U.S. GAAP results. The non-GAAP measures included in this press release have been reconciled to the U.S. GAAP results in the tables below.

ON TRACK INNOVATIONS LTD.

RECONCILIATION OF NON-GAAP ADJUSTMENT

The following table reflects selected On Track Innovations Ltd. non-GAAP results reconciled to GAAP results:

(US dollars in thousands)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net (loss) income	$(184)	$868	$(797)	$96

Net loss (income) from discontinued operations	26	(1,441)	114	(1,365)
Financial expenses, net	2	126	129	236
Depreciation	342	295	1,022	878
Taxes on income	111	12	73	68
Total EBITDA FROM CONTINUING OPERATIONS	$297	$(140)	$541	$(87)

Other expenses	-	-	70	-
Stock-based compensation	65	66	180	240
Total adjusted EBITDA FROM CONTINUING OPERATIONS	$362	$(74)	$791	$153

About On Track Innovations Ltd

On Track Innovations (OTI) is a global leader in the design, manufacture, and sale of secure cashless payment solutions using contactless NFC technology. OTI’s field-proven innovations have been deployed around the world to address cashless payment, automated retail and petroleum markets. OTI distributes and supports its solutions through a global network of regional offices and alliances. OTI is the proud recipient of the 2017 AI Award for Best Cashless Payment Solutions Provider – Israel. For more information, visit www.otiglobal.com.

Safe Harbor / Forward-Looking Statements

This press release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Whenever we use words such as "will," "expect," "anticipate," "intend," "plan," "estimate," "believe," "should," "can" or similar expressions, we are making forward-looking statements. For example, we are using forward-looking statements when we discuss, among others: the importance of the MIR certification in Russia and the Interac certification in Canada for the successful operation in these countries, future opportunities and revenue growth and shareholder value creation over the long-term due to our ability to maintain a significant technological advantage over the competition while diligently managing our expenses.  Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are stated under the captions “Risk Factors” in our most recent Annual Report (Form 10-K) and other known and unknown uncertainties and risk factors including those detailed from time to time in the Company's filings with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements. The reader is cautioned not to place undue reliance on forward-looking statements.

Investor Relations Contact:

Greg Falesnik

MZ North America

1-949-385-6449

Greg.Falesnik@mzgroup.us

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	September 30,	December 31,
	2018	2017
Assets

Current assets
Cash and cash equivalents	$4,514	$6,742
Short-term investments	1,391	3,331
Trade receivables (net of allowance for doubtful accounts of $619 and $568 as of September 30, 2018 and December 31, 2017, respectively)	4,026	5,827
Other receivables and prepaid expenses	2,676	1,563
Inventories	3,356	3,009

Total current assets	15,963	20,472

Long-term restricted deposit for employees benefit	468	498

Severance pay deposits	358	405

Property, plant and equipment, net	5,246	5,859

Intangible assets, net	264	336

Total Assets	$22,299	$27,570

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(US dollars in thousands)

	September 30,	December 31,
	2018	2017
Liabilities and Equity

Current Liabilities
Short-term bank credit and current maturities
of long-term bank loans	$504	$4,181
Trade payables	6,670	6,264
Other current liabilities	2,133	2,421

Total current liabilities	9,307	12,866

Long-Term Liabilities
Long-term loans, net of current maturities	8	814
Accrued severance pay	874	939
Deferred tax liability	452	500
Total long-term liabilities	1,334	2,253

Total Liabilities	10,641	15,119

Commitments and Contingencies

Equity
Shareholders' Equity
Ordinary shares of NIS 0.1 par value: Authorized: 50,000,000 shares as of September 30, 2018 and December 31, 2017; issued: 42,473,076 and 42,353,077 shares as of September 30, 2018 and December 31, 2017, respectively; outstanding: 41,294,377 and 41,174,378 shares as of September 30, 2018, and December 31, 2017, respectively	1,068	1,064
Additional paid-in capital	224,968	224,758
Treasury shares at cost - 1,178,699 shares as of September 30, 2018 and December 31, 2017	(2,000)	(2,000)
Accumulated other comprehensive loss	(901)	(691)
Accumulated deficit	(211,477)	(210,680)
Total Equity	11,658	12,451

Total Liabilities and Equity	$22,299	$27,570

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(US dollars in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Revenues
Sales	$5,020	$3,445	$14,157	$11,871
Licensing and transaction fees	1,453	1,225	4,332	3,765

Total revenues	6,473	4,670	18,489	15,636

Cost of revenues
Cost of sales	3,051	2,192	8,778	7,468
Total cost of revenues	3,051	2,192	8,778	7,468

Gross profit	3,422	2,478	9,711	8,168
Operating expenses
Research and development	777	823	2,422	2,414
Selling and marketing	1,592	1,332	4,700	4,166
General and administrative	1,098	758	3,070	2,553

Total operating expenses	3,467	2,913	10,192	9,133

Operating loss from continuing operations	(45)	(435)	(481)	(965)
Financial expenses, net	(2)	(126)	(129)	(236)

Loss from continuing operations before taxes on income	(47)	(561)	(610)	(1,201)
Income tax	(111)	(12)	(73)	(68)

Net loss from continuing operations	(158)	(573)	(683)	(1,269)
Net (loss) income from discontinued operations	(26)	1,441	(114)	1,365

Net (loss) income	(184)	868	(797)	96

Basic and diluted net gain (loss) attributable to shareholders per ordinary share
From continuing operations	(*)	(0.01)	(0.02)	(0.03)
From discontinued operations	(*)	0.03	(*)	0.03

	$ (*)	$0.02	$(0.02)	$ (*)

Weighted average number of ordinary shares used in computing basic and diluted net (loss) income per ordinary share	41,294,377	41,122,965	41,260,426	41,099,603

(*) Less than $0.01 per ordinary share.

ON TRACK INNOVATION LTD.

INTERIM UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(US dollars in thousands)

	Nine months ended September 30,
	2018	2017
Cash flows from continuing operating activities
Net loss from continuing operations	$(683)		$(1,269)
Adjustments required to reconcile net loss to
net cash used in continuing operating activities:
Stock-based compensation related to options and shares issued to employees and others	180		238
Depreciation and amortization	978		878
Deferred tax, net	(20)		37
Gain on sale of property and equipment	(25)		(9)
Accrued interest and linkage differences, net	-		(41)

Changes in operating assets and liabilities:
Accrued severance pay, net	(19)		72
Decrease in trade receivables, net	1,744		187
Increase in other receivables and prepaid expenses	(1,162)		(435)
Increase in inventories	(381)		(710)
Increase (decrease) in trade payables	668		(611)
Decrease in other current liabilities	(273)		(777)
Net cash provided by (used in) continuing operating activities	1,007		(2,440)

Cash flows from continuing investing activities

Purchase of property and equipment	(467)		(160)
Proceeds from sale of property and equipment	52		14
Change in short-term investments, net	1,195		2,917
Investment in capitalized certification costs	(92)		(185)
Proceeds from restricted deposit for employees benefit	8		44
Net cash provided by continuing investing activities	696		2,630

Cash flows from continuing financing activities
Decrease in short-term bank credit, net	(3,449)		(72)
Repayment of long-term bank loans	(979)		(469)
Proceeds from exercise of options and warrants	34		25
Net cash used in continuing financing activities	(4,394)		(516)

Cash flows from discontinued operations
Net cash used in discontinued operating activities	(115)		(86)

Total net cash used in discontinued operations	(115)		(86)

Effect of exchange rate changes on cash and cash equivalents	(187)		460

(Decrease) increase in cash, cash equivalents and restricted cash	(2,993)		48

Cash, cash equivalents and restricted cash - beginning of the period	7,799		(*)7,500

Cash, cash equivalents and restricted cash - end of the period	$4,806	$	(*)7,548

(*) Reclassified to conform with the current period presentation.